EXHIBIT 99.2

PRESS RELEASE:  WEDNESDAY DECEMBER 6, 8:04 AM EASTERN TIME

BENTLEY ACQUIRES THOUSANDS OF AUTHENTIC HOLLYWOOD COLLECTIBLES

LOS ANGELES, Dec. 6 /PRNewswire/ -- Bentley Communications Corp. (OTC Bulletin
Board: BTLY- news) -- keeping pace with last month's news regarding its new website www.Movies4FreeNow.com, today announced a profit-sharing agreement with "Authentic Collectibles," a cornucopia of 1000's of one-of-a-kind movie and historical memorabilia which will become available only on line at BentleyBlvd.com.

"In our efforts to continue increasing shareholder value, Bentley is developing a special section on www.BentleyBlvd.com to showcase incredible rarities as represented in various classic movies and other films at www.Movies4FreeNow.com," reports Gordon Lee, CEO of Bentley Communications Corp.

"This incredible collection will be highlighted on four separate sites, due to the large inventory. Visitors will find movie memorabilia; art, century-old books, and original autographed photographs; stunning antique memorabilia jewelry; and authenticated collectibles from the 1940's on up," said Lee.

Collectors will be thrilled to find hand-written letters from celebrities. There are numerous pieces once owned by Lana Turner, James Dean, Marilyn Monroe, Humphrey Bogart and many others; and this is just a sampling. The list of stars and their collectibles will amaze visitors once they arrive at the cybermall. As well, an unbelievable set of newspapers published following President Lincoln's assassination in available in glass encasements for preservation.

In related corporate news, Bentley is aggressively seeking a textile manufacturer to acquire in the southwest in order to compliment our many sourcing and co-manufacturing agreements with the Chinese.

In other news, the shareholders meeting originally slated for Dec. 20, 2000 will now be held on Monday, Feb. 26, 2001 so as not to conflict with the holiday season, and is open to all shareholders of record as of Dec. 27, 2000. The meeting will commence at 2:00 PM at the Bentley Communications Corp. offices located at 9800 S. Sepulveda Blvd., Suite 625, Los Angeles, Ca. 90045.

Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievement expressed or implied by such forward looking statements to differ materially from forecasted results. These risks and uncertainties include, among other things, product price volatility, product demand, market competition, risk inherent in the company's domestic and international operations, imprecision in estimating product reserves and the company's ability to replace and expand its holdings.

SOURCE: Bentley Communications Corp.